Exhibit 11

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

This Code applies to Rhodia’s principal financial officers and controllers and principal accounting and financial communications officers, or persons performing similar functions (“Financial Managers”).

The purpose of this Code is to embody such standards as are reasonably necessary to deter wrongdoing and to promote:

•      honest and ethical conduct,

•      full, fair, accurate, timely and understandable disclosure in the periodic reports and documents required to be filed or submitted by Rhodia, and

•      compliance with applicable laws.

Financial Managers play an important role within the corporate governance of Rhodia.  Therefore, Financial Managers are asked to respect the following principles and rules that must govern their professional and ethical conduct within Rhodia:

•      to act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships;

•      to provide information that is accurate, complete, objective, relevant, timely and understandable;

•      to act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgement to be subordinated.

•      to comply with applicable laws, rules, regulations including applicable accounting rules and adhere to the Code;

•      to promptly report to their direct manager and, if necessary, to RHODIA’S CFO and Internal Audit Director, difficulties encountered with the implementation of the Code or its eventual violations;

•      to promote ethical behaviour as responsible partners in their work environment and community.

•      to respect the confidentiality of any information employed or entrusted to them in the course of their work, and to use it in a responsible way;

•      to achieve responsible use of and control over all assets and resources employed or entrusted to them.

Furthermore, all employees must respect the rules outlined in Rhodia’s Compliance policy which contains the standards that must govern their professional and ethical conduct within Rhodia.

Date: December 11th, 2003

/s/ Jean-Pierre CLAMADIEU	/s/ Pierre PROT
Jean-Pierre CLAMADIEU	Pierre PROT
RHODIA’S CEO	RHODIA’S CFO

Name:

Signature:

Date: